Exhibit 99.1

Dated this 30 day of March 2018

BETWEEN :

BLUE OCEAN STRUCTURE INVESTMENT COMPANY LIMITED

as Chargor

AND

GOLDEN MEDITECH STEM CELLS (BVI) COMPANY LIMITED

as Chargee

CHARGE OVER SHARES

in Global Cord Blood Corporation

(formerly known as China Cord Blood Corporation)

TABLE OF CONTENTS

1	INTERPRETATION	4

2	CHARGOR’S REPRESENTATIONS AND WARRANTIES	6

3	COVENANT TO PAY	8

4	CHARGOR’S COVENANTS	8

5	SECURITY	12

6	DEALINGS WITH CHARGED PROPERTY	12

7	PRESERVATION OF SECURITY	13

8	ENFORCEMENT OF SECURITY	15

9	RECEIVER	17

10	FURTHER ASSURANCES	19

11	INDEMNITIES	20

12	POWER OF ATTORNEY	20

13	EXPENSES	22

14	NOTICES	22

15	ASSIGNMENTS	23

16	RELEASE	24

17	CURRENCY	25

18	MISCELLANEOUS	25

19	GOVERNING LAW AND JURISDICTION	27

20	RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014	27

THIS CHARGE OVER SHARES is made on the 30 day of March 2018

BETWEEN:

Blue Ocean Structure Investment Company Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Chargor”);

AND

Golden Meditech Stem Cells (BVI) Company Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Chargee”).

WHEREAS:

(A)	By loan agreement(s) dated 29 March 2018 and 30 March 2018 (the “Loan Agreement”) made between Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (Limited Partnership) (the “Borrower”), as borrower, and the Golden Meditech Holdings Limited (the “Lender”), as lender, the Lender agreed to provide certain loan facilities to the Borrower on the terms and conditions therein set out.

(B)	As security for the obligations of the Borrower under the Loan Agreement, the Chargor has agreed to charge, inter alia, its interest in all of the shares legally and beneficially owned by the Chargor in the Company.

(C)	The Company has an authorised share capital of US$25,100 consisting of 250,000,000 ordinary shares having a par value of US$0.0001 each and 1,000,000 preferred shares having a par value of US$0.0001 each of which 78,874,106 ordinary shares have been issued as fully paid to, are beneficially owned by, and, in the case of the Registered Charged Shares, are currently registered in the name of the Chargor.

NOW THIS CHARGE WITNESSES as follows:

1	INTERPRETATION

1.1	In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	means any day other than a Saturday, Sunday or public general holiday in the Cayman Islands;

“Charge”	means this share charge;

“Charged Property”	means all of the Charged Shares and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargor in respect of or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the sub-division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganization, merger or amalgamation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares;

“Charged Shares”	means the Registered Charged Shares and the Unregistered Charged Shares (being, as at the date of this Charge, 78,874,106 ordinary shares with a nominal value of US$0.0001 per ordinary share) and any and all other shares in the capital of the Company from time to time acquired or obtained or beneficially owned by, or registered in the name of, the Chargor during the Security Period;

“Company”	means Global Cord Blood Corporation (formerly known as China Cord Blood Corporation) a company continued under the laws of the Cayman Islands (No. 227732) and listed on the New York Stock Exchange;

“Event of Default”	means any breach by the Chargor or the Borrower of any of the provisions of the Loan Agreement or the Security Documents;

“Loan”	means the loan made available pursuant to the Loan Agreement described in Recital (A);

“Parties”	means the parties to this Charge collectively; “Party” means any one of them;

“Registered Charged Shares”	means the 77,260,927 ordinary shares with a nominal value of US$0.0001 per ordinary share in the capital of the Company registered in the name of the Chargor;

“Secured Obligations”	means all of the present and future payments and other obligations of the Chargor to the Chargee under this Charge and the present and future payments and other obligations of the Borrower to the Lender under the Loan Agreement and the Security Documents;

“Security Documents”	means this Charge and the share charge dated on or about the date hereof between the Chargee and Blue Ocean Creation Investment Hong Kong Limited over all of the shares standing in its name in the Chargor;

“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance, howsoever created or arising;

“Security Period”	means the period commencing on the date of execution of this Charge and terminating on the date on which all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full;

“Unregistered Charged Shares”

means the 1,613,179 ordinary shares with a nominal value of US$0.0001 per ordinary share in the capital of the Company registered in the name of the Chargee and in the process of being transferred to and registered in the name of the Chargor.

1.2	In this Charge unless the context otherwise requires:

(a)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or clauses are, unless otherwise stated, references to sub-clauses of the clauses hereof or clauses of the schedule in which the reference appears;

(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

(e)	references to assets include property, rights and assets of every description; and

(f)	references to any document are to be construed as references to such document as amended or supplemented from time to time, including, without limitation, any increase in the amount or change to the repayment period or other terms of the facilities provided for under the Loan Agreement.

2	CHARGOR’S REPRESENTATIONS AND WARRANTIES

2.1	The Chargor hereby represents and warrants to the Chargee that, as at the date hereof:

(a)	the authorised share capital of the Company is US$25,100 consisting of 250,000,000 shares with a nominal or par value of US$0.0001 each and 1,000,000 preferred shares with a nominal or par value of US$0.0001 each;

(b)	the issued share capital of the Company is 120,741,641 ordinary shares, inclusive of 136,899 ordinary shares held by the Company as treasury shares, with a nominal or par value of US$0.0001 each and nil preference shares with a nominal or par value of US$0.0001 each;

(c)	all presently outstanding shares of the Company are duly authorized and validly issued, fully paid and non-assessable, and in each case such shares have been issued in full compliance with the requirements of all applicable securities laws and regulations and the constitutional documents of the Company;

(d)	the Charged Shares are freely transferable;

(e)	there are no outstanding options, warrants, rights (including conversion or pre- emptive rights and rights of first refusal) or other third party rights of any kind, proxy or shareholders agreement or agreements of any kind for the purchase or acquisition of the Charged Shares;

(f)	the Chargor is a company duly organised, validly existing and in good standing under the laws of the British Virgin Islands;

(g)	the Chargor is the legal and/or beneficial owner of all of the Charged Property free from any Security Interest (other than those created by this Charge) and any options or rights of pre-emption;

(h)	the Chargor has full power and authority (i) to be the legal and/or beneficial owner of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all its obligations under this Charge;

(i)	this Charge constitutes the Chargor’s legal, valid and binding obligations enforceable against the Chargor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

(j)	the entry into and performance of this Charge by the Chargor and enforcement hereof by the Chargee will not (i) contravene the terms of any agreement to which the Chargor is bound or to which the Charged Property is subject or the memorandum and articles of association of the Company; (ii) does not violate any law or regulation of any governmental or official authority; and (ii) is not contrary to any agreement, contract or other undertaking to which the Chargor is a party or which is binding upon the Chargor or any of its assets;

(k)	all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charge have been obtained and are in full force and effect;

(l)	there is no litigation against or significantly affecting the Company or its shares;

(m)	the Chargor is solvent, no steps have been taken or are being taken to appoint a receiver or manager to take over its assets or a liquidator to wind it up;

(n)	the Chargor has taken all corporate and other action required to approve its execution, delivery and performance of this Charge;

(o)	the Company is not a land holding corporation for the purposes of the Land Holding Companies Share Transfer Tax Law of the Cayman Islands; and

(p)	the foregoing representations and warranties are true and accurate as at the date hereof and will be true and correct throughout the continuance of this Charge with reference to the facts and circumstances subsisting from time to time.

3	COVENANT TO PAY

3.1	The Chargor hereby covenants with and undertakes to the Chargee to pay:

(a)	all amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in the Loan Agreement and this Charge to be payable by the Chargor or the Borrower or to be recoverable from the Chargor or Borrower by the Chargee or Lender (or in respect of which the Chargor or Borrower agrees in the Loan Agreement the other Security Documents and this Charge to indemnify the Chargee or Lender) at the times and in the manner specified in the Loan Agreement, the other Security Documents and this Charge; and

(b)	interest on any such amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in the Clause above from the date on which the relevant amount, interest, expense, liability, loss, cost, duty, fee, charge or other money is paid or discharged by the Chargee until the date of reimbursement thereof to the Chargee (both before and after any relevant judgment) at the rate described in the Loan Agreement, such interest to be payable on demand.

4	CHARGOR’S COVENANTS

4.1	The Chargor hereby covenants that it will on the date hereof deliver (or cause to be delivered) to the Chargee:

(i)	the original share certificate(s) (if any) in relation to the Registered Charged Shares;

(ii)	a blank, signed and undated transfer in respect of (a) the Registered Charged Shares; and (b) the Unregistered Charged Shares, each in the form set out in Schedule 1;

(iii)	an executed and undated letter of resignation and related letter of authorisation from the Chargor or its affiliates’ nominated director and the Chargor or its affiliates’ nominate alternate director of the Company in the form set out in Schedule 2;

(iv)	an undertaking signed by a director of the Company in the form set out in Schedule 3;

(v)	a notice of charge over shares addressed by the Chargor to the Company in the form set out in Schedule 4;

(vi)	an irrevocable shareholder proxy signed by the Chargor in favour of the Chargee in the form set out in Schedule 5; and

(vii)	a certified copy of the Register of Members of the Company showing the Chargor as registered owner of the Registered Charged Shares and which includes an annotation of the existence of this Charge and the Security Interests created in respect of the Charged Shares.

4.2	The Chargor hereby covenants that it will:

(a)	immediately upon execution of this Charge, instruct its registered agent to (i) create and maintain a Register of Charges and to enter particulars of the Security Interests created pursuant to this Charge in such Register of Charges in accordance with the provisions of s162 of the BVI Business Companies Act (the “BVIBC Act”); and (ii) effect registration of particulars of the Security Interests created by this Charge at the Registrar of Corporate Affairs in the British Virgin Islands pursuant to Section 163 of the BVI BC in the form required under the British Virgin Islands law;

(b)	promptly and in any event within two (2) Business Days from and including the date of execution of this Charge, deliver or procure to be delivered to the Chargee (i) a certified copy of the updated Register of Charges maintained in accordance with the provisions of s162 of the BVI BC Act recording the particulars of the Security Interests created pursuant to this Charge; and (ii) a confirmation in writing from the registered agent of the Chargor that the relevant application form to register the Security Interests created pursuant to this Charge with the Registry of Corporate Affairs has been filed with the Registry of Corporate Affairs pursuant to Section 163 of the BVI BC Act;

(c)	upon receipt of the same, and in any event within twenty (20) Business Days from and including the date of execution of this Charge, deliver or procure to be delivered to the Chargee the certificate of registration of charge issued by the Registrar of Corporate Affairs and a Registrar of Corporate Affairs stamped copy of the description of the Security Interests created pursuant to this Charge;

(d)	in the event where the Chargor fails to undertake the matters set out in clause 4.2(a), the Chargor unconditionally and irrevocably acknowledges and agrees that the Chargee may effect the same;

(e)	deliver (or cause to be delivered) to the Chargee:

(i)	all original share certificates (if any) relating to the Unregistered Charged Shares and any shares in the Company acquired by or registered in the name of the Chargor after the date of this Charge forthwith upon such acquisition;

(ii)	blank, signed and undated transfer in respect of the Unregistered Charged Shares and any shares in the Company acquired by the Chargor after the date of this Charge forthwith upon such acquisition; and

(iii)	an executed and undated letter of resignation and authority for the Chargee to date the same from each newly appointed director nominated by the Chargor or its affiliates and alternate director of the Company nominated by the Chargor or its affiliates, forthwith upon such appointment;

(f)	on demand of the Chargee and at the expense of the Chargor, execute and deliver to the Chargee or to such person or persons as the Chargee may nominate such additional charge or charges of the Charged Property (or any part thereof) for the purpose of further securing the payment and discharge of all Secured Obligations, each such additional charge to be in such form as the Chargee may reasonably require;

(g)	pay (and shall indemnify the Chargee on demand against) all calls, instalments and other payments which may be made or become due in respect of the Charged Shares and, in an Event of Default, the Chargee may do so on behalf of the Chargor; and

(h)	on request of the Chargee, provide to the Chargee immediately on receipt by the Chargor a copy of all notices, written consents, reports, accounts, circulars and other communications issued by the Company or by any third party in respect of the Charged Shares.

4.3	That Chargor covenants that it shall not without the prior written consent of the Chargee or as otherwise permitted in the Loan Agreement or the Security Documents:

(a)	permit any person other than the Chargor, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(b)	assign, lease, license or grant any interest in the Charged Shares or agree to surrender or dispose of them (save as in accordance with this Charge);

(c)	permit any variation of the rights attaching to the Charged Shares;

(d)	exercise any voting or other rights in a way which may prejudice the value of the Charged Shares or otherwise jeopardise the security constituted by this Charge over them;

(e)	effect or permit the Company to be continued to another jurisdiction outside of the Cayman Islands;

(f)	do anything (or permit the Company to do anything) which might prejudice the Company’s status as an exempted company;

(g)	effect or permit the appointment of any new or further directors or officers of the Company;

(h)	effect or permit any scheme of arrangement, merger, consolidation, amalgamation or other reorganisation applicable to the Company; or

(i)	permit any amendment to the memorandum or articles of association of the Company in a way which might reasonably be expected to prejudice the value of the Charged Property or otherwise jeopardise the security constituted by this Charge in any material respect.

4.4	The Chargor hereby covenants that during the Security Period it will remain the beneficial owner of the Charged Property (subject only to the Security Interests hereby created) and that it will not:

(a)	create or suffer the creation of any Security Interest (other than that created by this Charge) on or in respect of the whole of any part of the Charged Property or any of its interest therein; or

(b)	sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property.

4.5	The Chargor covenants that it shall not and shall procure that the Company shall not:

(a)	create or permit to subsist any Security Interest upon the whole or any of the Charged Property except as permitted by the Security Documents;

(b)	register (or permit the registered office service provider of the Company to register) any transfer of the Charged Shares to any person (except to the Chargee or its nominees pursuant to the provisions of this Charge);

(c)	issue any replacement share certificates in respect of any of the Charged Shares;

(d)	do anything which might prejudice its status as an exempted company;

(e)	exercise any rights of forfeiture over any of the Charges Shares; or

(f)	purchase, redeem, otherwise acquire, cancel, sub-divide, amalgamate, merge, reclassify or otherwise restructure any of the Charged Property,

in each case, unless permitted by the Loan Agreement or otherwise unless the prior consent in writing of the Chargee has been Obtained.

5	SECURITY

5.1	As a continuing security for the payment and/or discharge of the Secured Obligations, the Chargor as legal and/or beneficial owner of the Charged Shares hereby:

(a)	charges in favour of the Chargee by way of a first fixed charge, the Charged Shares;

(b)	charges in favor of the Chargee by way of first fixed charge all benefits present and future, actual and contingent accruing in respect of the Charged Property and all the Chargor’s right, title and interest to and in the Charged Property (to the extent not effectively charged under Sub-Clause (a) above); and

(c)	assigns, and agrees to assign, absolutely by way of security in favour of the Chargee all its rights, present and future, actual and contingent, relating to any of the Charged Property (to the extent not effectively charged under Sub-Clause (a) and (b) above).

5.2	The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

5.3	If the Chargee at any time receives or is deemed to have received notice of any subsequent security interest affecting all or part of the Charged Property or any assignment of transfer of the Charged property which is prohibited by the terms of this Charge, all payments thereafter by or on behalf of the Chargor to the Chargee shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Chargee receives such notice.

6	DEALINGS WITH CHARGED PROPERTY

6.1	Unless and until an Event of Default has occurred:

(a)	the Chargor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge and/or the Loan Agreement and/or other Security Documents;

(b)	the Chargor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof; and

(c)	the Chargor shall be entitled to receive all notices pertaining to the Charged Shares.

6.2	The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Property and in an Event of Default, the Chargee may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

6.3	The Chargee shall not have any duty to ensure that any dividends, distributions, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

7	PRESERVATION OF SECURITY

7.1	It is hereby agreed and declared that:

(a)	the Security Interest created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)	the Security Interest so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Security Documents;

(c)	the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;

(d)	no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and

(e)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

7.2	The rights of the Chargee under this Charge and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:

(a)	any time or waiver granted to or composition with the Company or any other person;

(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

(c)	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

(d)	any amendment or supplement to the Loan Agreement, the other Security Documents or any other document or security;

(e)	the dissolution, liquidation, merger, consolidation, reconstruction or reorganisation of the Company or any other person; or

(f)	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under the Loan Agreement, the other Security Documents or any other document or security.

7.3	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving, the Chargor and the Company (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):

(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;

(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)	exercise any right of set-off or counterclaim against the Company or any such co- surety;

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)	unless so directed by the Chargee (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee.

7.4	The Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any such payment (including an amount equal to any such set-off), distribution (other than such dividend or distribution payments described in Paragraph 6.1(b)) or benefit of such security, indemnity or claim in fact received by it.

7.5	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it may think fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount, provided that the Chargee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Chargee in any such account or accounts is sufficient to satisfy the outstanding amount of the Secured Obligations in full.

8	ENFORCEMENT OF SECURITY

8.1	Upon the occurrence of an Event of Default the security hereby constituted shall become immediately enforceable and the Chargee may, at any time, without notice to, or consultation with, or the consent of, the Chargor:

(a)	solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargee may think fit; and/or

(b)	remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Charge; and/or

(c)	receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest, distributions or other moneys or assets to be held by the Chargee, until applied in the manner described in Sub-Clause 8.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest, distributions or other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or

(d)	take possession of, assign, exchange, sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of; and/or

(e)	exercise and do all such rights and things as the Chargee would be capable of doing if it were the absolute beneficial owner of the Charged Property; and/or

(f)	do anything else it may think fit for the realistaion of the Charged Property or incidental to the exercise of any of the rights conferred on the Chargee under or by virtue of any document to which the Chargor is a party; and/or

(g)	complete any undated blank share transfer forms of all or any part of the Charged Property by dating the same and/or inserting its name or the name of its nominee as transferee; and/or

(h)	exercise all rights and remedies afforded to it under this Charge and applicable law.

8.2	The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.

8.3	Upon any sale of the Charged Property or any part thereof by the Chargee the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

8.4	All moneys received by the Chargee pursuant to this Charge shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Charge and the balance shall be applied in the following manner:

(a)	FIRST: in or towards satisfaction of any amounts in respect of the balance of the Secured Obligations as are then accrued due and payable or are then due and payable by virtue of payment demanded, in such order or application as the Chargee shall think fit;

(b)	SECOND: in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the sole and absolute opinion of the Chargee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Sub-Clause 8.4; and

(c)	THIRD: the surplus (if any) shall be repaid promptly to the Chargor or whosoever else may be entitled thereto.

8.5	Neither the Chargee nor its agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of fraud or dishonesty; and in no event shall the Chargee be liable for consequential damages.

8.6	The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee-in- possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

8.7	The Chargor authorises the Chargee (but the Chargee shall not be obliged to exercise such right) after the occurrence of an Event of Default to set-off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Chargee to the Chargor.

9	RECEIVER

9.1	At any time after the occurrence of an Event of Default the Chargee may, without notice to the Chargor, appoint one or more persons to be a Receiver (the “Receiver”) in relation to the Charged Property.

9.2	Where the Chargee appoints two or more persons as Receiver, the Receivers may act jointly or independently.

9.3	The Chargee may remove any Receiver it appoints and appoint another person or other persons as Receiver or Receivers, either in the place of the person removed (or who has otherwise ceased to act) or to act jointly with a Receiver or Receivers.

9.4	In addition to all other rights or powers vested in the Chargee hereunder or by statute or otherwise, the Receiver may take such action in relation to the enforcement of this Charge to:

(a)	take possession of, redeem, collect and get in all or any part of the Charged Property;

(b)	raise or borrow money and grant security therefor over all or any part of the Charged Property;

(c)	appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;

(d)	do all acts and to execute in the name and on behalf of the Chargor any document or deed in respect of all or any part of the Charged Property;

(e)	in the name of the Chargor or in his own name, bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(f)	sell, call in, collect and convert to money the Charged Property or any of it at such place and in such manner and at such price or prices as he shall think fit;

(g)	exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Property and generally to carry out any other action which he may in his sole discretion deem appropriate in relation to the enforcement of this Charge;

(h)	make any arrangement or compromise which he shall think expedient; and

(i)	do all such other acts and things as may be considered to be incidental or conducive to any of the matters or powers aforesaid and which the Receiver lawfully may or can do as agent for the Chargor.

9.5	Every Receiver shall, so far as it concerns responsibility for his acts, be deemed to be an agent of the Chargor, which shall be solely responsible for his acts and defaults and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee.

9.6	Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Chargee (or, failing such agreement, to be fixed by the Chargee) appropriate to the work and responsibilities involved, upon the basis of current industry practice.

9.7	To the fullest extent permissible under law, the Chargee may exercise any right or power that the Receiver may exercise in relation to the enforcement of this Charge.

9.8	The Chargee shall have no liability or responsibility to the Chargor arising out of the exercise or non-exercise of the powers conferred on it by the above Clause.

9.9	The appointment of a Receiver shall not preclude the Chargee from making any subsequent appointment of a Receiver over all or any of the Charged Property over which a Receiver has not previously been appointed or has ceased to act.

10	FURTHER ASSURANCES

10.1	The Chargor shall execute and do all such assurances, acts and things as the Chargee in its absolute discretion may require for:

(a)	perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);

(b)	preserving or protecting any of the rights of the Chargee under this Charge;

(c)	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall inure to the benefit of any assignee of the Chargee;

(d)	facilitating the appropriation or realisation of the Charged Property or any part thereof; or

(e)	exercising any power, authority or discretion vested in the Chargee under this Charge,

in any such case forthwith upon demand by the Chargee and at the expense of the Chargor.

10.2	Without limitation to the generality of Sub-Clause 10.1, the Chargor covenants with the Chargee that it will on demand of the Chargee use its best efforts to procure any amendment to the memorandum and articles of association of the Company necessary or, in the opinion of the Chargee desirable, in order to give effect to the terms of this Charge or any documents or transactions provided for herein.

10.3	The Chargor shall provide such assurances and do all acts and things the Receiver may in his absolute discretion require for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder and the Chargor hereby irrevocably appoints the Receiver to be the lawful attorney in fact of the Chargor to do any act or thing and to exercise all the powers of the Chargor for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder.

11	INDEMNITIES

11.1	The Chargor will indemnify and save harmless the Chargee, the Receiver and each agent or attorney appointed under or pursuant to this Charge (each an “Indemnitee”) from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges properly and reasonably suffered, incurred or made by the Chargee, the Receiver or such agent or attorney:

(a)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge or by law;

(b)	in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof; or

(c)	on the release of any part of the Charged Property from the security created by this Charge,

and the Chargee, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge. All amounts recoverable by the Chargee, the Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

11.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall. For the purposes of this Clause, “rate of exchange” means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

12	POWER OF ATTORNEY

12.1	The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Chargee, each director and officer of the Chargee and the persons deriving title under it jointly and also severally to be its attorney:

(a)	to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Chargee or its nominees or in any purchaser and to give effectual discharges for payments;

(b)	to take and institute on non-payment (if the Chargee in its sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee for the recovery of such moneys, property and assets hereby charged and to agree accounts;

(c)	to act as the Chargor’s corporate representative (and/or to appoint any officer or nominee of the Chargee for such purpose) to represent the Chargor at any general meeting of the members of the Company and to sign any resolution in writing of the members of the Company or to requisition or convene general meetings of the Company or to waive or consent to short notice of such in that capacity;

(d)	to make allowances and give time or other indulgence to any surety or other person liable;

(e)	otherwise generally to act for it and in its name and on its behalf; and

(f)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 10) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

12.2	The power hereby conferred shall be a general power of attorney and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.

12.3	Notwithstanding any other provision of this Clause 12, the power of attorney pursuant to this Clause 12 shall not be exercisable by or on behalf of the Chargee until an Event of Default or, with respect to any matter set out in Clause 10, the Chargor has failed to comply with any of its obligations under Clause 10.

13	EXPENSES

13.1	The Chargor shall pay to the Chargee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Chargee or for which the Chargee may become liable in connection with:

(a)	the negotiation, preparation and execution of this Charge;

(b)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

(c)	any variation of, or amendment or supplement to, any of the terms of this Charge; and/or

(d)	any consent or waiver required from the Chargee in relation to this Charge,

and in any case referred to in Sub-Clauses (c) and (d) regardless of whether the same is actually implemented, completed or granted, as the case may be.

13.2	The Chargor shall pay promptly any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

14	NOTICES

14.1	Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this Clause). Any notice sent by post as provided in this Clause shall be deemed to have been served two Business Days after despatch and any notice sent by electronic mail or facsimile as provided in this Clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

Chargor

Name: Blue Ocean Structure Investment Company Limited

Address:

Fax:

E-mail:

Chargee:

Name: Golden Meditech Stem Cells (BVI) Company Limited

Address: 48/F Bank of China Tower, 1 Garden Road, Central, Hong Kong Special Administrative Region of the People’s Republic of China

Fax: +852 3605 8181

E-mail: samuel@goldenmeditech.com

14.2	Any notice or communication given by the Chargee shall be deemed to have been received:

(a)	if sent by facsimile transmission, at the time of transmission or the following Business Day if transmitted after normal business hours;

(b)	if delivered personally (including being sent by courier) at the time of delivery, or the following business Day if delivered after normal business hours;

(c)	if posted, on the second Business Day following the day on which it was properly dispatched in the post; and

(d)	if sent by electronic mail, at the time that the electronic mail is recorded in the sender’s information processing system as having been sent.

14.3	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted, with courier or postal fees prepaid if applicable, or that the facsimile was transmitted to the number provided by the Chargor for such purpose, or that the electronic mail was addressed to the email address provided by the Chargor for such purpose and the email was recorded in the Chargee’s information processing system as having been sent.

15	ASSIGNMENTS

15.1	This Charge and all non-contractual obligations arising out of or in connection with it shall be binding upon and shall inure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Charge to any of them shall be construed accordingly.

15.2	The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

15.3	The Chargee may assign or transfer all or any part of its rights or obligations under this Charge to any assignee or transferee without the consent of the Chargor. The Chargee shall notify the Chargor following any such assignment or transfer.

16	RELEASE

16.1	Upon the Chargee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, and following a written request therefore from the Chargor, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release the security constituted by this Charge.

16.2	Any settlement or discharge under this Charge between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Company or the Chargor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

16.3	Any receipt, release or discharge of any Security Interest created by this Charge or any other Security Documents or of any liability arising under this Charge or any other Security Document may be given by the Chargee in accordance with the provisions of this Charge or any other Security Document and shall not release or discharge the Chargor from any liability owed to the Chargee for the same or any other monies which may exist independently of this Charge or of any other Security Document. Where such receipt, release or discharge relates to only part of the Secured Obligations such receipt, release or discharge shall not prejudice or affect any other part of the Secured Obligations or any of the rights and remedies of the Chargee under this Charge or under any Security Document or any of the obligations of the Chargor under this Charge or any Security Document.

16.4	The Chargee shall, following the release of the Security Interest and discharge of the obligations of the Chargor under this Charge, provide written confirmation of such release and discharge to the Chargor.

16.5	The security constituted by this Charge shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full in accordance with the terms of this Charge.

16.6	This Charge is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or other contractual or other right or remedy, or any guarantee, lien, pledge, bill, note, charge or other security now or hereafter held by or available to the Parties.

17	CURRENCY

17.1	For the purpose of, or pending the discharge of, any of the Secured Obligations, the Chargee may, in its sole discretion, convert any moneys received, recovered, or realised in any currency under this Charge (including the proceeds of any previous conversion under this Clause) from their existing currency or denomination into any other at such rate or rate of exchange and at such time as the Chargee thinks fit.

17.2	No payment to the Chargee (whether under any judgment of a court or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Chargee shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Chargee shall have a further separate cause of action against the Chargor and shall be entitled to enforce that cause of action and this Charge to recover the amount of the shortfall.

18	MISCELLANEOUS

18.1	The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.

18.2	All sums payable by the Chargor under this Charge shall be paid without any set off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor will, simultaneously with making the relevant payment under this Charge, pay to the Chargee such additional amount as will result in the receipt by the Chargee of the full amount which would otherwise have been receivable and will supply the Chargee promptly with evidence satisfactory to the Chargee that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

18.3	No delay or omission on the part of the Chargee in exercising any right or remedy under this Charge shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Charge of that or any other right or remedy.

18.4	The Chargee’s rights, powers and remedies under this Charge are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Chargee deems expedient.

18.5	Any waiver by the Chargee of any terms of this Charge or any consent or approval given by the Chargee under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

18.6	If at any time any one or more of the provisions of this Charge is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

18.7	Any statement, certificate or determination of the Chargee as to the Secured Obligations or (without limitation) any other matter provided for in this Charge shall, in the absence of manifest error, be conclusive and binding on the Chargor.

18.8	The Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Security Interest created by this Charge shall be deemed to be a principal security for the Secured Obligations. The liability of the Chargor under this Charge shall not be discharged, impaired or otherwise affected by any circumstance, act, omission, matter or thing which but for this provision might operate to reduce, release, prejudice or otherwise exonerate the Chargor from its obligations under the Security Documents in whole or in part, including without limitation and whether or not known to the Chargor, the Chargee or any other person any variation (however fundamental and whether or not involving any increase in the liability of the Chargor or any other obligor thereunder) or replacement of any Security Documents or any other document or security so that the Chargor’s obligations under this Charge remain in full force and effect and that this Charge shall be construed accordingly as if there were no such circumstance, act, omission, matter or thing.

18.9	This Charge, including its Schedules and together with any documents referred to herein, contains the whole agreement between the Parties in respect of the subject matter of this Charge and supersedes and replaces any prior written or oral agreements, representations or understandings between them relating to such subject matter. The Parties confirm that they have not entered into this Charge on the basis of any representation that is not expressly incorporated into this Charge. Without limiting the generality of the foregoing, neither Party shall have any remedy in respect of any untrue statement made to him upon which he may have relied in entering into this Charge, and a Party’s only remedy is for breach of contract. However, nothing in this Charge purports to exclude liability for any fraudulent statement or act.

18.10	No variations of this Charge shall be effective unless made in writing and signed by each of the Parties.

18.11	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.

18.12	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

18.13	If any of the Clauses, Sub-Clauses, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such Clause, Sub-Clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

19	GOVERNING LAW AND JURISDICTION

19.1	This Charge shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Charge against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargee from taking proceedings with respect to this Charge in any other jurisdiction, whether concurrently or not.

20	RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014

20.1	The parties hereby agree that each Receiver has the express right to enforce the contractual terms of this agreement pursuant to the terms of The Contracts (Rights of Third Parties) Law, 2014.

20.2	The consent of any person who is not a party to this Charge is not required for any rescission or variation of this Charge by the Parties, or any termination of this Charge by the Parties.

IN WITNESS whereof the Chargor has caused this Deed to be duly executed and delivered the day and year first before written.

The Chargor

EXECUTED as a DEED by	)
)
)
)
authorised signatory for	)	/s/ Xu Ping
BLUE OCEAN STRUCTURE	)
INVESTMENT COMPANY LIMITED	)
)
in the presence of:

/s/ Wang Gang

Name:

Occupation:

Address:

The Chargee

EXECUTED as a DEED by	)
)
)
)
authorised signatory for	)	/s/ Kam Yuen
GOLDEN MEDITECH STEM CELLS	)
(BVI) COMPANY LIMITED	)
)
in the presence of:

/s/ Kong Kam Yu

Name:

Occupation:

Address: